                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-87442

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated June 5, 2002)

                                 $1,380,000,000

                                    Gap Inc.

                   5.75% Senior Convertible Notes due 2009 and
                   85,607,940 Shares of Common Stock Issuable
                          upon Conversion of the Notes

     This prospectus supplement supplements the prospectus dated June 5, 2002 of The Gap, Inc. relating to the sale from time to time by certain of our security holders (including their transferors, donees, pledgees or successors) of up to $1,380,000,000 aggregate principal amount at maturity of our 5.75% Senior Convertible Notes due 2009 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                            ________________________

     Investing in the notes or the common stock into which the notes are convertible involves risks. See "Risk Factors" beginning on page 5 of the accompanying prospectus.

                            _________________________

     Neither the Securities and Exchange Commission, any state securities commission nor any other U.S. regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            ________________________

     The table of selling security holders contained in the prospectus is hereby amended to delete the entities who are named below as selling security holders:

                                                Aggregate principal                 Number of shares of   Percentage
                                               amount at maturity of    Percentage   common stock that   of shares of
                                               notes that may be sold   of notice     may be sold by    common stock
                      Name                       by this prospectus    outstanding    this prospectus    outstanding
---------------------------------------------- ----------------------  -----------  ------------------- -------------
Alta Partners Holdings LDC                           $18,500,000           1.34%        1,147,643               *
DaimlerChrysler Corp Emp. #1 Pension Plan dtd
   4/1/89                                              2,820,000              *           174,938               *
Durango Investments                                    3,000,000              *           186,104               *
Fidelity Advisor Series I: Fidelity Advisor
   Equity Value Fund                                     100,000              *             6,203               *
Fidelity Financial Trust: Fidelity Equity
   Income II Fund                                     36,670,000           2.66%        2,274,814               *
Fidelity Management Trust Company on behalf of
   accounts managed by it                              4,950,000              *           307,072               *
F.R. Conv. Sev. Fn.                                      110,000              *             6,824               *
Franklin and Marshall College                            155,000              *             9,615               *
Goldman Sachs and Company                              9,970,000              *           618,486               *
KBC Financial Products (Cayman Island) Limited        22,000,000           1.59%        1,364,764               *
Lyxor Master Fund c/o Forest Investment Mngt.
   L.L.C.                                              1,120,000              *            69,479               *
Marathon Global Convertible Master Fund               17,000,000           1.23%        1,054,591               *
MLQA Convertible Securities Arbitrage, LTD             5,000,000              *           310,174               *
RBC Capital Services Inc. c/o Forest Investment
   Mngt. L.L.C.                                          150,000              *             9,305               *
State Street Bank Custodian for GE Pension Trust       1,275,000              *            79,094               *
Syngenta AG                                              175,000              *            10,856               *
TQA Master Fund, Ltd.                                 18,800,000           1.36%        1,166,253
Travelers: Travelers Equity Income                       690,000              *            42,804               *
All other holders of notes or future
   transferees, pledgees, donees, assignees or
   successors of any such holders (3)(4)             201,536,000          14.60%       12,502,233            1.42%

     The table of selling security holders contained in the prospectus is hereby amended to add the entities who are named below as selling security holders:

                                                                                      Number of shares
                                                  Aggregate principal               Number of shares of   Percentage
                                                  amount of maturity    Percentage   common stock that   of shares of
                                                notes that may be sold   of notes    may be sold by this common stock
                      Name                        by this prospectus    outstanding      prospectus      outstanding
----------------------------------------------- ----------------------  ----------- -------------------- ------------
Alta Partners Holdings LDC                           $23,500,000           1.70%        1,457,816              *
City of Shreveport Post Employees Retirement
   System                                                110,000             *              6,824              *
DaimlerChrysler Corp Emp. #1 Pension Plan dtd
   4/1/89                                              5,155,000             *            319,789              *
Durango Investments                                    4,500,000             *            279,156              *
Fidelity Advisor Series I: Fidelity Advisor
   Equity Value Fund                                     140,000             *              8,685              *
Fidelity Financial Trust: Fidelity Equity
   Income II Fund                                     48,330,000           3.50%        2,998,139              *
Fidelity Management Trust Company on behalf of
   accounts managed by it                              6,180,000             *            383,375              *
F.R. Conv. Sev. Fn.                                      160,000             *              9,926              *
Franklin and Marshall College                            285,000             *             17,680              *
Goldman Sachs and Company                             11,172,000             *            693,052              *
KBC Financial Products (Cayman Island) Limited        56,625,000           4.10%        3,512,717              *
Lehman Brothers Special Financing Inc.                40,000,000           2.90%        2,481,390              *
Lord Abbett Affiliated Fund                           15,000,000           1.09%          930,521              *
Lyxor Master Fund c/o Forest Investment Mngt.
   L.L.C.                                              2,463,000             *            152,792              *
Marathon Global Convertible Master Fund               19,000,000           1.38%        1,178,660              *
MLQA Convertible Securities Arbitrage, LTD             7,500,000             *            465,261              *
MSD TCB, L.P.                                         11,600,000             *            719,603              *
Pioneer Equity Income Fund                               800,000             *             49,628              *
Pioneer Equity Income VCT Portfolio                      200,000             *             12,407              *
RBC Capital Services Inc. c/o Forest Investment
   Mngt. L.L.C.                                          220,000             *             13,648              *
San Diego County Employees Retirement
   Association                                         1,250,000             *             77,543              *
State Street Bank Custodian for GE Pension Trust       2,355,000             *            146,092              *
Syngenta AG                                              255,000             *             15,819              *
TQA Master Fund. Ltd.                                 25,800,000           1.87%        1,600,496              *
Travelers: Travelers Equity Income                       910,000             *             56,452              *
Zazove Hedged Convertible Fund L.P.                    1,250,000             *             77,543              *
Zazove Income Fund L.P.                                1,250,000             *             77,543              *
Zurich Institutional Benchmarks Master Fund Ltd.
   c/o Zazove Associates LLC                           1,250,000             *             77,543              *

     To our knowledge, none of the selling security holders listed in the table as amended above has, or within the past three years has had, any material relationship with us or our affiliates, except that Banc of America Securities LLC, Bank of America NA (an affiliate of Banc of America Securities LLC), Citicorp USA, Inc. (an affiliate of Salomon Smith Barney Inc.), Deutsche Banc Alex. Brown (an affiliate of Deutsche Bank Securities Inc.), Goldman, Sachs & Co., HSBC Securities (USA) Inc. (an affiliate of HSBC Trustee Zola Managed Trust), JP Morgan Securities, and Salomon Smith Barney Inc. have acted as underwriters or agents in private placements and public offerings of our debt in the past or lenders under our existing or prior credit facilities, and have provided other financial advisory services to us.

                            ________________________

             The date of this prospectus supplement is June 20, 2002

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